UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 7, 2017
Date of report (date of earliest event reported)

MusclePharm Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

4721 Ironton Street, Building A
Denver, Colorado 80239
 (Address of principal executive offices) (Zip Code)

(303) 396-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2017, the board of directors of MusclePharm Corporation (the “Company”), appointed Mr. John J. Desmond and Mr. Brian Casutto to the Company’s board of directors. Mr. Desmond will serve as Chairman of the board’s Audit Committee and Governance Committee. He will also serve as a member of the Company’s Compensation Committee and Nominating Committee. Mr. Desmond satisfies the independence criteria for Audit Committee members as set forth in Rule 10A-3 under the Securities Exchange Act. Mr. Casutto currently serves as the Company’s Executive Vice President of Sales and Operations and accordingly does not qualify as an “independent director.” Mr. Casutto’s specific committee appointments will be determined at a later date.

Mr. Desmond was Partner-in-Charge of the Long Island office of Grant Thornton LLP from 1988 through his retirement from the firm in 2015, having served over 40 years in the public accounting industry. At Grant Thornton LLP, Mr. Desmond's experience included among other things, serving as lead audit partner for many public and privately-held companies. Mr. Desmond was elected by the U.S. Partners of Grant Thornton LLP to be a Partnership Board member from 2001 through 2013. The Partnership Board was responsible for oversight of many of the firm's activities including strategic planning, the performance of the senior leadership team and financial performance. Mr. Desmond holds a B.S. degree in Accounting from St. John's University and is a certified public accountant. Mr. Desmond currently serves on the board of directors of The First of Long Island (NASDAQ: FLIC) and its wholly owned bank subsidiary, The First National Bank of Long Island, and has been a director since October 2016. Because of his significant experience in corporate governance, banking, strategic planning, business leadership, organizational management and business operations, accounting and financial reporting, finance, mergers and acquisitions, legal and regulatory, we believe that Mr. Desmond is well qualified to serve on our board of directors.

Mr. Casutto was appointed to the role of Executive Vice President of Sales & Operations in July of 2015. Prior to that, Mr. Casutto joined MusclePharm in June of 2014 to lead product development and brand positioning of the recently announced Natural Series. From 1997 to 2014, Mr. Casutto served as Executive Vice President, Sales for Country Life, LLC. Because of his experience in running and developing nutritional supplement companies, we believe that Mr. Casutto is well qualified to serve on our board of directors.

Mr. Desmond will be compensated for his respective services at the same level as other non-employee directors of the Company, pursuant to the Company’s Non-Employee Director Compensation Program. Mr. Casutto will not receive any additional compensation (other than is normal salary as the Company’s Executive Vice President of Sales and Operations) for his service on the Company’s board of directors.

Except for the aforementioned appointments, there have been no transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and which Mr. Desmond had will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

Messrs. Desmond and Casutto will be nominated and stand for election to the Company’s board of directors at the Company’s annual meeting scheduled for September 14, 2017.

Item 7.01

On July 13, 2017, the Company issued a press release announcing the foregoing event. The press release which is attached to this report as Exhibit 99.1 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section and shall not be deemed incorporated by reference into any of the Company’s registration statements or other filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in such filing.

Item 9.01

(d) Exhibits

Exhibit No.

99.1 MusclePharm Corporation Press Release issued July 12, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Date: July 13, 2017	By:	/s/ Ryan Drexler
	Name:	Ryan Drexler
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
99.1	MusclePharm Corporation Press Release issued July 13, 2017